UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2012

Apricus Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 300, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 222-8041

 (Former name or former address, if changed, since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 7, 2012, Apricus Biosciences, Inc. (the “Company”), entered into an Amendment Agreement (“Amendment”) with The Tail Wind Fund Ltd., Solomon Strategic Holdings, Inc., and Tail Wind Advisory & Management Ltd. (collectively, the “Holders”), such Holders being the holders of an aggregate principal amount of $4,000,0000 of its 7% Convertible Notes Due December 31, 2012 (the “Original Notes”). Pursuant to the Amendment, the Company issued to the Holders an aggregate principal amount of $4,000,000 of Amended and Restated 7% Convertible Notes Due December 31, 2014 (the “New Notes”). In addition to extending the maturity date of the Original Notes by two years, the New Notes provide that (i) on April 1, 2014, the Holders have the option to redeem up to an aggregate of $1,500,000 of the New Notes, (ii) the conversion price was changed to equal $2.59, and (iii) the Company’s facility in East Windsor, New Jersey, that served as collateral for the Original Notes, will be released upon a sale of the facility. The facility is currently for sale.

Interest accrues on the New Notes at a rate of 7%, and the Company is obligated to pay interest quarterly. Each Holder may elect to convert its New Notes at any time into shares of common stock at the conversion price of $2.59, which is subject to adjustment as provided in the New Notes.

A copy of each of the Amendment Agreement and the Amended and Restated 7% Convertible Notes Due December 31, 2014 will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apricus Biosciences, Inc.

Date: December 10, 2012	By:	/s/ Randy Berholtz
Name: Randy Berholtz
Title: Executive Vice President, General Counsel and Secretary